Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SPREADTRUM COMMUNICATIONS, INC.

(adopted by Special Resolution on May 8, 2007)

1. The name of the Company is Spreadtrum Communications, Inc.

2. The Registered Office of the Company shall be at the offices of Maples and Calder, Attorneys-at-Law, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(i) (a) To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b) To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii) To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii) To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv) To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v) To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vi) To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4. Except as prohibited or limited by the Companies Law (2004 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent

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donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6. The share capital of the Company is US$21,772.3721 divided into 135,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each, 14,635,005 Series A Preference Shares of a nominal or par value of US$0.0001 each, 26,134,961 Series B Preference Shares of a nominal or par value of US$0.0001 each, 34,852,006 Series C Preference Shares of a nominal or par value of US$0.0001 each and 7,101,749 Series D Preference Shares of a nominal or par value of US$0.0001 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7. If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision) and, subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SPREADTRUM COMMUNICATIONS, INC.

(adopted by Special Resolution on May 8, 2007)

1. In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” shall mean all Ordinary Shares issued by the Company after the applicable Original Issue Date, other than Ordinary Shares issued or issuable:

(i) upon conversion of Preference Shares;

(ii) as a dividend or distribution on Ordinary Shares or Preference Shares;

(iii) to employees, directors or consultants pursuant to stock option or restricted stock purchase plans or agreements approved by at least 60% of the members of the Board of Directors, provided that the aggregate number of such Ordinary Shares issued from time to time under this paragraph (iii) does not at any time exceed 30% of the total number of Ordinary Shares deemed to be outstanding on an as-if converted and fully-diluted basis (which total shall include all Ordinary Shares reserved for issuance pursuant to a stock option plan, restricted stock purchase plan or similar equity plan approved by the Board of Directors);

(iv) to the public pursuant to an effective registration statement under the Securities Act;

(v) pursuant to a merger, consolidation, acquisition or similar business combination approved by at least 60% of the members of the Board of Directors;

(vi) upon the exercise of the Warrants;

(vii) to banks, equipment lessors or other financial institutions or individuals in connection with a commercial leasing or debt financing transaction approved by at least 60% of the members of the Board of Directors;

(viii) in connection with the acquisition of patents or other intellectual property assets in transactions approved by at least 60% of the members of the Board of Directors; and

(ix) in connection with a share split, share combination or similar transaction.

“Affiliate” of any specified person means any other person, firm, corporation, partnership, association, limited liability company, trust or any other entity who, directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation, any partner, officer, director, member or manager and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more managers or general partners of or shares the same management company with such person.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the State of California in the United States of America.

“Company” means the above-named Spreadtrum Communications, Inc.

“Conversion Date” means the date specified in any notice served by a holder of Preference Shares electing to convert such shares or the date on which automatic conversion is to occur in accordance with Article 16.

“Conversion Price” means (i) with respect to the Series A Preference Shares, the Series A Conversion Price, (ii) with respect to the Series B Preference Shares, the Series B Conversion Price, (iii) with respect to the Series C Preference Shares, the Series C Conversion Price and (iv) with respect to the Series D Preference Shares, the Series D Conversion Price.

“Convertible Securities” shall mean any shares or other securities convertible into or exchangeable for Ordinary Shares.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company, whether constituting a charge on the assets of the Company or not.

“Directors” means the directors for the time being of the Company.

“Dividend” includes bonus.

“Dollars” or “US$” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Second Revision).

“Independent Directors” has the meaning given thereto in Article 94 hereof.

“Liquidation Preference” means (i) with respect to the Series A Preference Shares, the Series A Liquidation Preference, (ii) with respect to the Series B Preference Shares, the Series B Liquidation Preference, (iii) with respect to the Series C Preference Shares, the Series C Liquidation Preference and (iv) with respect to the Series D Preference Shares, the Series D Liquidation Preference.

“Member” shall bear the meaning ascribed to in the Statute.

“Month” means calendar month.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Share Directors” has the meaning given it in Article 94 hereof.

“Ordinary Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Ordinary Shares and having the rights provided for in these Articles.

“Original Issue Date” means (i) with respect to the Series A Preference Shares, the date on which the first Series A Preference Shares were issued, (ii) with respect to the Series B Preference Shares, the date on which the first Series B Preference Shares were issued, (iii) with respect to the Series C Preference Shares, the date on which the first Series C Preference Shares were issued and (iv) with respect to the Series D Preference Shares, the date on which the first Series D Preference Shares were issued.

“Original Purchase Price” means (i) with respect to the Series A Preference Shares, US$0.45 per share, (ii) with respect to the Series B Preference Shares, US$0.75 per share, (iii) with respect to the Series C Preference Shares, US$1.01 per share and (iv) with respect to the Series D Preference Shares, US$2.74 per share.

“Preference Shares” means the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares and the Series D Preference Shares.

“Preference Share Directors” has the meaning given thereto in Article 94 hereof.

“Recapitalization” means any share split, stock dividend, share combination or consolidation or other recapitalization in relation to the shares of the Company.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Conversion Price” has the meaning given thereto in Article 14 and as adjusted pursuant to these Articles.

“Series A Liquidation Preference” has the meaning given thereto in Article 126 hereof.

“Series A Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series A Preference Shares and having the rights provided for in these Articles.

“Series B Conversion Price” has the meaning given thereto in Article 14 and as adjusted pursuant to these Articles.

“Series B Liquidation Preference” has the meaning given thereto in Article 126 hereof.

“Series B Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series B Preference Shares and having the rights provided for in these Articles.

“Series C Conversion Price” has the meaning given thereto in Article 14 and as adjusted pursuant to these Articles.

“Series C Liquidation Preference” has the meaning given thereto in Article 126 hereof.

“Series C Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series C Preference Shares and having the rights provided for in these Articles.

“Series D Conversion Price” has the meaning given thereto in Article 14 and as adjusted pursuant to these Articles.

“Series D Liquidation Preference” has the meaning given thereto in Article 126 hereof.

“Series D Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series D Preference Shares and having the rights provided for in these Articles.

“Shares” shall be construed as a reference to shares of each class of share of the Company from time to time in issue and includes fractions of shares (except as otherwise provided herein).

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described herein.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Warrants” means warrants issued to certain holders of Series B Preference Shares or affiliates thereof for the purchase of up to an aggregate of 1,556,120 Ordinary Shares (as adjusted for any Recapitalization).

“Winding Up Event” has the meaning given thereto in Article 127 hereof

“Written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2. The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3. The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Certificate for Shares

4. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors. Such certificates shall be under seal and affixed with appropriate legends. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Board of Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5. Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Board of Directors may prescribe.

Issue of Shares

6. At the date of the adoption of these Articles, the Company is authorized to issue 135,000,000 Ordinary Shares with nominal or par value of US$0.0001 each, 14,635,005 Series A Preference Shares of nominal or par value of US$0.0001 each, 26,134,961 Series B Preference Shares of nominal or par value of US$0.0001 each, 34,852,006 Series C Preference Shares of nominal or par value of US$0.0001 each and 7,101,749 Series D Preference Shares of nominal or par value of US$0.0001 each.

(a) The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Preference Shares shall be subject as herein provided.

(b) Subject as herein provided, all Ordinary Shares and Preference Shares for the time being unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options over or otherwise dispose of shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All shares shall be issued fully paid.

(c) The Company shall not issue Ordinary Shares in a manner that would result in the number of authorized but unissued Ordinary Shares being less than the number of Ordinary Shares issuable upon conversion of Preference Shares then outstanding.

7. The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board of Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

Transfer of Shares

8. The instrument of transfer of any shares shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

9. The Board of Directors may in its absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Board of Directors refuses to register a transfer, it shall notify the transferee within two (2) months of such refusal. Notwithstanding the foregoing, the Board of Directors shall not decline to register any transfer of shares by a Member to its Affiliate so long as such transfer complies with all applicable laws and does not violate any agreement to which the Company and such Member are parties.

10. The registration of transfers may be suspended at such time and for such periods as the Board of Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

Variation of Rights of Shares

11. Except as otherwise set forth herein, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of a resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

12. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

Conversion of Preference Shares

13. Each holder of a given series of Preference Shares shall be entitled to convert any or all of its Preference Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preference Share as is determined by dividing the Original Purchase Price applicable to such series of Preference Shares by the Conversion Price applicable to such series of Preference Shares determined in each case as hereinafter provided, in effect at the time of conversion. Such conversion shall be effected by the redemption of the relevant number of Preference Shares and the issuance of the appropriate number of Ordinary Shares.

14. The price at which each Ordinary Share shall be issued upon conversion of Series A Preference Shares without the payment of any additional consideration by the holders thereof (the “Series A Conversion Price”) shall initially be the Original Purchase Price applicable to Series A Preference Shares. The price at which each Ordinary Share shall be issued upon conversion of Series B Preference Shares without the payment of any additional consideration by the holders thereof (the “Series B Conversion Price”) shall initially be the Original Purchase Price applicable to Series B Preference Shares. The price at which each Ordinary Share shall be issued upon conversion of Series C Preference Shares without the payment of any additional consideration by the holders thereof (the “Series C Conversion Price”) shall initially be the Original Purchase Price applicable to Series C Preference Shares. The price at which each Ordinary Share shall be issued upon conversion of Series D Preference Shares without the payment of any additional consideration by the holders thereof (the “Series D Conversion Price”) shall initially be the Original Purchase Price applicable to Series D Preference Shares. The Conversion Price for any series of Preference Shares shall be subject to adjustment, in order to adjust the number of Ordinary Shares into which such series of Preference Shares is convertible, as hereinafter provided.

15. Upon conversion, all declared and unpaid share dividends on the Preference Shares shall be paid in shares and all declared and unpaid cash dividends on the Preference Shares shall be paid either in cash or by the issuance of further Ordinary Shares, at the option of the holders of the Preference Shares, in accordance with Articles 18 and 103.

16. Each Preference Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price applicable to such Preference Share (A) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in Hong Kong) covering the offer and sale of Ordinary Shares to the public involving an aggregate offering price to the public in respect of all the Ordinary Shares so offered of not less than US$50,000,000 or (B) upon the vote of a majority of the holders of the outstanding Preference Shares, voting as a single class to convert their Preference Shares at the then-effective Conversion Price applicable to such Preference Shares. Any conversion of Preference Shares made pursuant to this Article 16 shall be effected by the redemption of the relevant number of Preference Shares and the issuance of an appropriate number of Ordinary Shares.

17. No fractional Ordinary Shares shall be issued upon conversion of any Preference Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the sole discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the then-effective Conversion Price applicable to such series of Preference Shares or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

18. The right to convert shall be exercisable by the holder of Preference Shares surrendering the certificate or certificates therefor at the registered office of the Company or the office of any transfer agent for the Preference Shares, together with a written notice that such holder elects to convert a specified number of Preference Shares of a specified class or classes on a specified date (which must be no less than ten (10) Business Days from the date of the notice). In the event of an automatic conversion pursuant to Article 16, all outstanding Preference Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Preference Shares. The Company will give notice of the automatic conversion to the holders of Preference Shares within twenty (20) Business Days of the Conversion Date. The Company will not issue certificates in respect of any Ordinary Shares into which Preference Shares have been converted upon automatic conversion unless the certificates in respect of the Preference Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preference Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable following delivery of the certificates representing Preference Shares or an indemnity as aforesaid, in the case of an automatic conversion, or as soon as practicable following the Conversion Date in respect of any conversion at the option of the holders, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of Preference Shares into Ordinary Shares. Any conversion of Preference Shares made pursuant to this Article shall be effected by the redemption of the requisite number of Preference Shares and the issuance of an appropriate number of Ordinary Shares. The holder or holders entitled to receive Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date and shall thereafter no longer be treated for any purposes as the record holder or holders of the Preference Shares being converted. The Company shall pay any issue or transfer taxes payable in connection with the conversion of the Preference Shares, provided, however, that the Company shall not be required to pay any tax payable in respect of any transfer to a person other than that of the holder of the Preference Shares being converted. The Company shall not decline to register the transfer of Preference Shares or the issue of Ordinary Shares in connection with the conversion of such Preference Shares in any manner which unreasonably interferes with the timely conversion or transfer of such Preference Shares or the issuance of such Ordinary Shares.

19. No adjustment in the Conversion Price of a particular series of Preference Shares shall be made in respect of the issuance, or deemed issuance, of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preference Shares.

Additional Ordinary Shares

20. In the event the Company at any time or from time to time after the Original Issue Date applicable to a series of Preference Shares shall issue any Options or Convertible Securities, other than the Warrants or Convertible Securities issuable upon exercise of the Warrants, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance of Options, Convertible Securities or Options therefor or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued (i) if such Options or Convertible Securities are exercisable, convertible or exchangeable, as the case may be, for Ordinary Shares that are not within the definition of Additional Ordinary Shares in Article 1 above, or (ii) unless the consideration per share (determined pursuant to Article 22 below) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, for such series of Preference Shares and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(a) no adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c) in respect of each such series of Preference Shares, no readjustment pursuant to clause (b) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (X) the Conversion Price in effect immediately prior to the original adjustment for such series of Preference Shares, or (Y) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment for such series of Preference Shares; and

(d) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preference Shares computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 22) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

21. In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 20) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue for a series of Preference Shares, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the price per share at which such Additional Ordinary Shares were issued.

22. The consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment;

(c) in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors; and

(d) The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 20, relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

23. The Conversion Price in effect from time to time for each series of Preference Shares, shall be subject to adjustment in certain cases as follows:

(a) In the event the Company at any time or from time to time after the Original Issue Date applicable to such series of Preference Shares shall declare or pay any dividend or make any other distribution on the Ordinary Shares payable in Ordinary Shares or effect a subdivision of the outstanding Ordinary Shares (by reclassification or otherwise than by payment of a dividend in Ordinary Shares), the Conversion Price for such series of Preference Shares then in effect shall, concurrently with the payment of such dividend or distribution or the effectiveness of such subdivision, as the case may be, be proportionately decreased.

(b) In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price for such series of Preference Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(c) In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 23, then and in each such event, provision shall be made so that the holders of such series of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had such Preference Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 23 with respect to the rights of the holders of such Preference Shares.

(d) If the Ordinary Shares issuable upon conversion of such series of Preference Shares shall be changed into the same or a different number of shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price for such series of Preference Shares then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that such series of Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of shares equivalent to the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of such Preference Shares immediately before that change.

(e) If at any time or from time to time there shall be a capital reorganization of the Ordinary Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 23) or a merger or consolidation of this Company with or into another corporation, or the sale of all or substantially all of this Company’s properties and assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preference Shares shall thereafter be entitled to receive upon conversion of the Preference Shares held by them, the number of shares or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled to upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 23 (including adjustment of the Conversion Price for each series of Preference Shares then in issue and the number of shares purchasable upon conversion of the Preference Shares) so that this Article 23 shall be applicable after that event as nearly equivalent as may be practicable.

24. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preference Shares pursuant to Article 23 the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for such series of Preference Shares, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preference Shares.

Nonrecognition of Trusts

25. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Registration of Empowering Instruments

26. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

Transmission of Shares

27. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

28. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as the Board of Directors would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

29. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; PROVIDED, HOWEVER, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

Drag Along Rights

30. If a person (the “Offeror”) offers to purchase all of the Company’s outstanding Shares and Members holding at least (i) a majority of the aggregate number of the Company’s outstanding Ordinary Shares and (ii) a majority of the aggregate number of the Company’s outstanding Preference Shares, each voting as a separate class, (the “Accepting Members”) accept such offer, the Accepting Members are entitled to give all (but not less than all) of the remaining Members (“Remaining Members”) a written notice (“Drag-Along Notice”) and require each Remaining Member to sell to the Offeror all of its Shares at the same price and on the same terms and conditions specified in the Drag-Along Notice. The Drag-Along Notice shall specify (i) the identity of the Offeror; (ii) the price payable for each class or series of Shares; and (iii) all other material terms and conditions of the offer made by the Offeror. Such Drag-Along Notices shall be delivered by the Accepting Members to the Company to the attention of the President, and the Company shall thereupon cause such notices to be transmitted to each Remaining Member at its registered address maintained with the Company. Charges for such transmittal shall be against the account of the Accepting Members, who will be required to indicate the method of transmission to be used by the Company in this regard (e.g., regular post, express courier, etc.). The Company may require advance payment of funds from the Accepting Members to cover the costs of transmitting such notices. In furtherance of a sale of the Shares of the Company pursuant to this Article 30, the Company is authorized to sell the Shares held by the Remaining Members on behalf of the Remaining Members, and pursuant to such authorization, may execute all documents necessary to effectuate the sale and transfer of such Shares on behalf of the Remaining Members. Notwithstanding the foregoing provisions of this Article 30, the Remaining Members shall not be obligated to sell their Shares, and the Company shall not be authorized to sell the Shares held by the Remaining Members in accordance with the preceding sentence, if the Accepting Members do not complete the sale of all of their Shares to the Offeror on the same terms and conditions specified in the Drag-Along Notice.

Amendment of Memorandum of Association,

Change of Location of Registered Office and Alteration of Capital

31. (a) Subject to these Articles and insofar as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

PROVIDED THAT for so long as (I) with respect to clauses (i) and (iii) below, at least a majority of the originally issued Preference Shares of a particular series remains outstanding or (II) with respect to clause (ii) below, at least a majority of the originally issued Series A Preference Shares, Series B Preference Shares, Series C Preference Shares or Series D Preference Shares remains outstanding, in each case as adjusted for Recapitalizations, then the consent of holders of a majority of such series of Preference Shares then outstanding shall be required to (i) increase or decrease the authorized number of such series of Preference Shares, (ii) authorize or create (directly or indirectly, by merger, reclassification or otherwise) any securities having rights, preferences or privileges ranking in priority to, or pari passu with, such series of Preference Shares as to anti-dilution protection, voting rights, dividends or liquidation preferences; or (iii) alter or change the rights, preferences or privileges of such series of Preference Shares in a manner other than one that equally affects all Preference Shares generally as a single class;

PROVIDED FURTHER THAT for so long as at least a majority of the originally issued Preference Shares remains outstanding (as adjusted for Recapitalizations), the consent of holders of a majority of Preference Shares then outstanding (voting as a single class on an as-converted basis) shall be required to alter or change the rights, preferences or privileges of Preference Shares in a manner that affects the Preference Shares generally as a single class; and

PROVIDED FURTHER THAT the consent of holders of a majority of the Ordinary Shares then outstanding shall be required to increase or decrease the authorized number of Ordinary Shares.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its registered office.

General Meeting

32. The Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings, the report of the Board of Directors, if any, shall be presented. Notwithstanding the foregoing, if the Company is exempted as defined in the Statute, it may, but shall not be obligated to, hold an annual general meeting.

33. The Board of Directors may, whenever it thinks fit, and it shall on the requisition of Members of the Company, holding at the date of the deposit of the requisition not less than one-fifth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(b) If the Board of Directors does not within twenty (20) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

(c) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Board of Directors.

Notice of General Meetings

34. At least five (5) days’ notice (but not more than sixty (60) days’ notice) shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; PROVIDED THAT a general meeting of the Company shall, whether or not the notice specified in this Article has been given, be deemed to have been duly convened if it is so agreed either before or after the meeting by the holders of Shares (on an as-converted basis) entitled to vote thereat who together hold not less than the minimum number of Shares required to approve the action(s) submitted to Members for approval at such meeting, or their proxies, by such persons, or their proxies, signing a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records of the Company or referred to in the minutes of the meeting. Attendance by a Member at a meeting shall also constitute a waiver of notice, except when that person objects at the beginning of the meeting to the transaction of any business on the basis that the meeting is not lawfully called or convened.

Proceedings at General Meetings

35. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the quorum shall be Members present in person or by proxy holding a majority of shares (on an as-converted basis) carrying the right to vote, PROVIDED THAT the quorum for any general meeting at which a resolution to amend the Memorandum of Association or Articles of Association of the Company is to be considered, shall also require the presence in person or by proxy of Members holding a majority of each series of Preference Shares and Members holding a majority of the Ordinary Shares, to the extent such series or class is entitled to a separate series or class vote with respect to such resolution.

36. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held.

37. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the Directors may determine.

38. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Board of Directors present shall elect one of their number to be Chairman of the meeting.

39. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

40. The Chairman of the meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for more than forty-five (45) days or a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

41. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll conducted by the Chairman of the meeting.

42. A vote by show of hands in lieu of a poll shall not be permitted.

43. [Reserved]

44. The poll shall be taken in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was taken.

45. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

Votes of Members

46. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preference Share held by him, to that many votes to which he would be entitled, if he converted such Preference Shares on the record date in respect of the meeting at which the poll is taken, or, if no record date is established, the date the poll was taken;

PROVIDED THAT (i) for so long as (I) with respect to clauses (i)(A) and (i)(C) of this section, at least a majority of the originally issued Preference Shares of a particular series remains outstanding or (II) with respect to clause (i) (B) of this section, at least a majority of the originally issued Series A Preference Shares, Series B Preference Shares, Series C Preference Shares or Series D Preference Shares remains outstanding, in each case as adjusted for Recapitalizations, then in respect of any Special Resolution to amend the Company’s Memorandum of Association or Articles of Association to (A) increase or decrease the authorized number of such series of Preference Shares, (B) authorize or create (by reclassification or otherwise) any securities having rights, preferences or privileges ranking in priority to, or pari passu with, such series of Preference Shares as to anti-dilution protection, voting rights, dividends or liquidation preferences, or (C) alter or change the rights, preferences or privileges of such series of Preference Shares in a manner other than one that equally affects all Preference Shares generally as a single class, if the holders of less than a majority of the then outstanding Preference Shares of such series vote in favor of such Special Resolution, (ii) for so long as at least a majority of the originally issued Preference Shares remains outstanding, in respect of any Special Resolution to (A) amend the Company’s Memorandum of Association or Articles of Association to alter or change the rights, preferences or privileges of Preference Shares in a manner that affects the Preference Shares generally as a single class or (B) authorize the voluntary liquidation or dissolution of the Company, if the holders of less than a majority of the then outstanding Preference Shares vote in favor of such Special Resolution, or (iii) in respect of any Special Resolution to amend the Company’s Memorandum of Association or Articles of Association to increase or decrease the authorized number of Ordinary Shares, if the holders of less than a majority of the then outstanding Ordinary Shares vote in favor of such Special Resolution, then:

the Preference Shares and the Ordinary Shares held by holders voting against such Special Resolution shall together carry 34 votes in respect of that resolution, such votes being divided equally among said Preference Shares and said Ordinary Shares; and

the Preference Shares and the Ordinary Shares held by holders voting for such Special Resolution shall together carry 66 votes in respect of that resolution, such votes being divided equally among said Preference Shares and said Ordinary Shares.

47. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

48. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

49. No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting, nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

50. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

51. On a poll, votes may be given either personally or by proxy.

52. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

Record Dates

53. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days before any such action without a meeting, and in such event only Members of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any shares.

54. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

55. For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

Proxies

56. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, partnership or limited liability company, under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

57. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

58. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

59. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

60. Any corporation, partnership or limited liability company which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the corporation, partnership or limited liability company which he represents as the corporation, partnership or limited liability company could exercise if it were an individual Member of record of the Company.

61. Shares in the Company which are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

Inspectors of Election

62. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy, shall appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

Directors

63. There shall be a Board of Directors consisting of not less than three (3) Directors or more than nine (9) Directors (exclusive of alternate Directors). The limits in the number of Directors may be increased or decreased from time to time, by ordinary resolution, including the affirmative vote of (i) holders of a majority of the Preference Shares outstanding and (ii) holders of a majority of the Ordinary Shares outstanding, voting as separate classes.

64. The remuneration to be paid to the Directors shall be such remuneration as the Board of Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board of Directors, or any committee of the Board of Directors, or general meetings of the Company, or in respect thereof as may be determined by the Board of Directors from time to time, or a combination partly of one such method and partly the other.

65. The Board of Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

66. A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

67. A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

68. A shareholding qualification for Board of Directors may be fixed by the Company in general meeting, but unless and until so fixed, no qualification shall be required.

69. A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

70. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; PROVIDED, HOWEVER, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

71. A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 70 and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

Alternate Directors

72. Subject to the limitations set forth in this Article 72 and the exception contained in Article 79, a Director who expects to be unable to attend Board of Directors’ meetings because of absence, illness or otherwise may appoint any one of two persons, each of whom has been approved by a majority of the Directors, as an acceptable alternate Director for such Director, to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Board of Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office; PROVIDED, HOWEVER, that no Director shall be permitted to appoint an alternate Director to attend Board of Directors’ meetings in his stead more than two times in any calendar year. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

Powers and Duties of Directors

73. (a) Subject to paragraphs (b), (c), (d) and (e) below, the business of the Company shall be managed by the Board of Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Board of Directors which would have been valid if that regulation had not been made.

(b) Each of the following actions must be approved by at least 60% of the Preference Share Directors and a majority of the Ordinary Share Directors:

(i) an increase in the number of Ordinary Shares reserved for issuance under the Company’s stock incentive plans to more than 38,017,034 shares (as appropriately adjusted for Recapitalizations); and

(ii) the acquisition of another company by way of merger, consolidation, or similar transaction, or through the purchase of all or substantially all of the assets of such other company, in a transaction or a series of related transactions.

(c) The Board of Directors shall not take any of the following actions without first obtaining the consent of (i) holders of a majority of the Preference Shares outstanding, voting as a single class, and (ii) holders of a majority of the Ordinary Shares outstanding, voting as a single class:

(i) authorize the consolidation or merger of the Company with another company;

(ii) authorize the sale of all or substantially all of the assets of the Company, in a transaction or a series of related transactions; or

(iii) cause or permit the redemption or repurchase of any Shares (otherwise than pursuant to option agreements, warrant agreements or restricted share purchase agreements between the Company and any employees or service providers or pursuant to a right of first refusal held by the Company).

(d) For so long as at least a majority of the originally issued Preference Shares remains outstanding, the Board of Directors shall not take any of the following actions without first obtaining the consent of holders of a majority of the outstanding Preference Shares, voting as a single class:

(i) alter or change the rights, preferences or privileges of Preference Shares in a manner that affects the Preference Shares generally as a single class;

(ii) any action which would result in the amendment, alteration, or repeal of any provision of the Articles of Incorporation, the Bylaws or any other charter documents of any subsidiary of the Company, including Spreadtrum Communications Corp., a California corporation (the “US Subsidiary”), Spreadtrum Communications (Shanghai) Co. Ltd., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “PRC”) (the “Shanghai Subsidiary”), and Spreadtrum International Trading (Shanghai) Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC (the “Shanghai Trading Subsidiary”);

(iii) any action which would result in an alteration or change in the composition of the Board of Directors of the U.S. Subsidiary, the Shanghai Subsidiary or the Shanghai Trading Subsidiary;

(iv) authorize, declare or pay any dividend or otherwise make a distribution on any equity securities of the Company, the U.S. Subsidiary, the Shanghai Subsidiary or the Shanghai Trading Subsidiary; or

(v) propose a resolution to the shareholders to approve a voluntary liquidation or dissolution of the Company.

(e) For so long as (I) with respect to clauses (i) or (iii) of this section, at least a majority of the originally issued Preference Shares of a particular series remains outstanding or (II) with respect to clause (ii) of this section, at least a majority of the originally issued Series A Preference Shares, Series B Preference Shares, Series C Preference Shares or Series D

Preference Shares remains outstanding, in each case as adjusted for Recapitalizations, then the Board of Directors shall not take any of the following actions without first obtaining the consent of holders of a majority of the outstanding Preference Shares of such series:

(i) alter or change the rights, preferences or privileges of such series of Preference Shares in a manner other than one that equally affects all Preference Shares generally as a single class; or

(ii) authorize any securities, having rights, preference or privileges superior to, or on a parity with, such series of Preference Shares as to anti-dilution protection, voting rights, dividends or liquidation preferences; or

(iii) increase or decrease the authorized number of such series of Preference Shares.

74. The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as the Board of Directors may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

75. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

76. The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Board of Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors; or

(c) of all resolutions and proceedings at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors.

77. The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

78. The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Management

79. The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(a) The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(b) The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board of Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(c) Any such delegates as aforesaid may be authorized by the Board of Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Managing Directors

80. The Board of Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as it may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

81. The Board of Directors may entrust to and confer upon a Managing Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it may think fit and either collaterally with or to the exclusion of its own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Proceedings of Board of Directors

82. Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Questions arising at any meeting shall be decided, resolutions shall be adopted and other action shall be taken only upon the affirmative vote of a majority of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

83. The President, any Vice President, the Secretary or any two Directors may at any time summon a meeting of the Board of Directors by at least four days’ notice in writing or forty eight hours oral notice to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED FURTHER if notice is given in person, by cable, electronic mail, telex or telecopy, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director.

84. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

85. The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

86. For the purposes of Article 85 an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

87. A majority of the Board of Directors present, whether or not constituting a quorum (provided there was a quorum when the meeting started) may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four hours. If the meeting is adjourned for more than twenty four hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article 83 to the Directors not present at the time of the adjournment.

88. The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

89. The Board of Directors may delegate any of its powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as it thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.

90. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by the affirmative vote of a majority of the members present.

91. All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that any Director or alternate Director was disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

92. Directors or alternate Directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a duly convened and held meeting of the Board of Directors or committee, as the case may be.

93. A Director may be represented at any meeting of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 56 through 60 shall mutatis mutandis apply to the appointment of proxies by Directors.

Appointment and Removal of Directors

94. The holders of Preference Shares, voting as a separate class, may by ordinary resolution appoint three (3) persons to be Directors (the “Preference Share Directors”) and may in like manner remove any Preference Share Director so appointed and may in like manner appoint another person in his stead. The holders of the Ordinary Shares, voting as a separate class, may by ordinary resolution appoint two (2) persons to be Directors (the “Ordinary Share Directors”) and may in like manner remove any Ordinary Share Director so appointed and may in like manner appoint another person in his stead. The four (4) remaining Directors (the “Independent Directors”) shall be elected as follows: two-thirds (2/3) of the Preference Share Directors may appoint two (2) persons to be Independent Directors who are reasonably acceptable to the Ordinary Share Directors, and may in like manner remove any such Independent Director so appointed and may in like manner appoint another person in his stead; and the Ordinary Share Directors may appoint two (2) persons to be Independent Directors who are reasonably acceptable to the Preference Share Directors, and may in like manner remove any such Independent Director so appointed and may in like manner appoint another person in his stead.

Resignation and Vacancies

95. Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective, in accordance with Articles 96 and 98.

96. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy subject to the terms of any agreement to which the Company and such holders are parties.

97. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

98. The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, at any time or from time to time to appoint any person to be a Director to fill any vacancy or vacancies not filled by the Members in accordance with Article 96. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

Presumption of Assent

99. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Seal

100. The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorized by the Board of Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or some person appointed by the Board of Directors for the purpose,

PROVIDED THAT the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determines, with the addition on its face of the name of every place where it is to be used; and

PROVIDED FURTHER THAT a Director, Secretary or other officer or representative or attorney may without further authority of the Board of Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Officers

101. The Company may have a President or a Secretary appointed by the Board of Directors who may also from time to time appoint such other officers as the Board of Directors considers necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribes.

Redemption and Repurchase

102. (a) Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Members, before the issue of the shares, may by Special Resolution determine.

(b) Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, in such manner as the Board of Directors may determine and may make payment therefor in any manner authorized by the Statute, including out of capital.

Dividends

103. Each Preference Share and each Ordinary Share shall have the right to receive dividends and shall carry the following rights to dividends:

(a) Each class of Preference Shares shall be entitled to receive dividends on a pari passu basis as follows: (i) the holders of the Series A Preference Shares shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at a rate of US$0.036 per share (subject to adjustment for Recapitalization) per annum, (ii) the holders of the Series B Preference Shares shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at a rate of US$0.06 per share (subject to adjustment for Recapitalization) per annum, (iii) the holders of the Series C Preference Shares shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at a rate of US$0.0808 per share (subject to adjustment for Recapitalization) per annum and (iv) the holders of the Series D Preference Shares shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at a rate of US$0.2192 per share (subject to adjustment for Recapitalization) per annum. No dividends shall be paid on the Ordinary Shares of the Company during any fiscal year of the Company until all declared dividends on the Preference Shares are paid or set aside and no dividends shall be paid on any Ordinary Share unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Article) is paid with respect to each outstanding Preference Share equal to or greater than the amount of such dividend that would be payable on all Ordinary Shares into which such Preference Share could then be converted. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preference Shares unless declared by the Board of Directors.

(b) Any declared and accrued but unpaid dividends will be payable upon a sale or other conveyance of all or substantially all of the assets of the Company that results in a transaction in which more than fifty percent (50%) of the voting power of the Company is disposed of.

(c) In the event that the Company shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preference Shares as provided in Articles 13 through 19, the Company shall, at the option of the each holder, pay the dividends in cash or by way of issuance of Ordinary Shares, the number of which shall be calculated on the basis of the fair market value as determined by the Board of Directors.

104. Without prejudice and in addition to Article 103, in the event of a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company (other than any merger or consolidation in which Members of the Company immediately prior to such merger or consolidation beneficially own a majority of the voting shares of the surviving corporation immediately following such merger or consolidation), or a sale of all or substantially all of the assets of the Company, the Board of Directors may declare a dividend in accordance with Article 127.

105. Subject to the Statute and to Article 103, the Board of Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

106. All dividends declared by the Board of Directors shall be declared payable to the holders of Shares registered as such on the record date specified by the Board of Directors at the time such dividends are declared.

107. The Board of Directors may, before declaring any dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

108. No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized or out of the share premium account or as otherwise permitted by the Statute.

109. The Board of Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

110. The Board of Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

111. Any dividend, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

112. No dividend shall bear interest against the Company.

Capitalization

113. Upon the recommendation of the Board of Directors, the Members may by ordinary resolution authorize the Board of Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of shares becoming distributable in fractions. The Board of Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Books of Account

114. The Board of Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

115. The minutes and accounting books and records shall be open to inspection upon the written demand of any Member, at any reasonable time during usual business hours, for a purpose reasonably related to the holder’s interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

116. The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Audit

117. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

118. The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Board of Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

119. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

120. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

Notices

121. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, overnight courier, cable, electronic mail, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

122. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(a) Where a notice is sent by overnight courier, cable, electronic mail, telex or telecopy, service of the notice shall be deemed to be effected by properly addressing, and, if applicable, sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

123. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share. The accounts of the Company shall be prepared in accordance with generally accepted accounting principles in the United States.

124. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

Winding Up

126. If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members as follows:

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series D Preference Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company’s share capital a liquidation preference in the amount of the Original Purchase Price applicable to Series D Preference Shares (the “Series D Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends. In the event that the assets available for distribution among the Members are insufficient to pay the Series D Liquidation Preference in full, the holders of Series D Preference Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company’s share capital as follows: an amount equal to that holder’s total Series D Liquidation Preference entitlement under this paragraph (a), divided by the aggregate of all such holders’ entitlements under this paragraph (a), multiplied by the aggregate amount available for distribution under this paragraph (a);

(b) Subject to the payment of all amounts due to the holders of Series D Preference Shares in accordance with the above paragraph (a), holders of Series A Preference Shares, Series B Preference Shares and Series C Preference Shares then outstanding shall be entitled to be paid next out of the assets of the Company available for distribution to holders of the Company’s share capital as follows: (i) with respect to each Series A Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series A Preference Shares (the “Series A Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends; (ii) with respect to each Series B Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series B Preference Shares (the “Series B Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends; and (iii) with respect to each Series C Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series C Preference Shares (the “Series C Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends. In the event that the assets available for distribution among the Members after the payment of all amounts due to the holders of Series D Preference Shares in accordance with the above paragraph (a) are insufficient to pay the Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference in full, then holders of Series A Preference Shares, Series B Preference Shares and Series C Preference Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution under this paragraph (b) to holders of the Company’s share capital as follows: an amount equal to that holder’s total liquidation preference entitlement under this paragraph (b) divided by the aggregate of all such holders’ entitlements under this paragraph (b), multiplied by the aggregate amount available for distribution under this paragraph (b); and

(c) Subject to the payment of all amounts due to the holders of Preference Shares in accordance with paragraphs (a) and (b) above, the balance shall be distributed pro rata amongst the holders of Ordinary Shares and the holders of Preference Shares (on an as-if converted basis).

127. For purposes of this Section entitled Winding Up, a merger or consolidation of the Company with or into any other entity or entities, or the merger of any other entity or entities into the Company, or the sale or transfer of the outstanding Shares (other than any merger, consolidation or sale or transfer of Shares in which Members of the Company immediately prior to such transaction beneficially own a majority of the voting shares of the surviving entity immediately following such transaction), or a sale of all or substantially all of the assets of the Company (each, a “Winding Up Event”), shall be treated as a liquidation, dissolution or winding up of the Company so that each holder of Preference Shares receives the applicable Liquidation Preference whether by dividend or redemption of shares (as determined by the Board of Directors in its absolute discretion) as set forth in Article 126, provided however, that the holders of a majority of the outstanding Preference Shares may waive, on behalf of themselves and all holders of Preference Shares as a class, the treatment of any Winding Up Event as a liquidation, dissolution or winding up of the Company.

Indemnity

128. The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified to the maximum extent permitted by law out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or though their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust under the same shall happen through the willful neglect or default of such Director, Officer or trustee.

Fiscal Year

129. Unless the Board of Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year.

Amendments of Articles

130. Subject to the Statute and the provisions in these Articles, the Members may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Transfer by Way of Continuation

131. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.